Exhibit 99.1

NEWS

Contacts:

Kim R. Tsuchimoto
CFO, Treasurer and Secretary
Raptor Pharmaceutical Inc.
(415) 382-1390
info@raptorpharma.com

Raptor Pharmaceutical Inc. Announces the Establishment of its
Medical and Scientific Advisory Board

Novato, California, September 11, 2006 – Raptor Pharmaceuticals Corp. (OTC Bulletin Board: RPTP.OB), today announced that its wholly-owned subsidiary, Raptor Pharmaceutical Inc. (“Raptor”), has formally established its Medical and Scientific Advisory Board. Board members will provide Raptor’s business team with scientific, medical, strategic and business input into its research and development programs.

“We are pleased to have assembled a strong and diverse team of experienced advisors.” said Todd Zankel, Ph.D., Chief Scientific Officer and co-founder of Raptor. “These individuals have agreed to commit their considerable scientific and business insights and experience to help Raptor’s management develop our drug product candidates and technologies to their full potential.” Raptor will add new members to this critical advisory group as new needs appear and additional expertise becomes available.

The founding members of Raptor’s Medical and Scientific Advisory Board are:

William Mobley, M.D., Ph.D., Professor of Neurology and Neurological Sciences at the Stanford School of Medicine and Director, Neuroscience Institute at Stanford and a member of the Institute of Medicine of the National Academy of Sciences. Dr. Mobley received both his M.D. and Ph.D. in Neurosciences from Stanford University. Dr. Mobley is an expert in the signaling biology of neurotrophic factors in the normal brain and in models of neurodegenerative disorders.

Guojun Bu, Ph.D., Associate Professor, Department of Cell Biology and Physiology at Washington University School of Medicine. Dr. Bu is a Faculty Scholar of the Alzheimer’s Association and serves as Editor-in-Chief of Molecular Neurodegeneration. Dr. Bu is a leader in the field of receptor biology and the critical roles of lipoprotein receptors in the pathogenesis of neurodegenerative diseases and cancer. “I am excited about serving as an advisor to Raptor”, said Dr. Bu. “The scientific aims of Raptor are in line with the future of medicine, focusing on targeted therapies. The RAP technology is innovative and I believe may have great potential to deliver protein-based drugs to specific human tissues including the brain.”

Rivka Sherman-Gold, Ph.D., M.B.A., founder and managing director of Yodan Ventures. Dr. Sherman-Gold received her Ph.D. in Life Science from The Weizmann Institute of Science and M.B.A. from California State University, San Jose. Dr. Sherman-Gold has over 20 years of experience in the biotech/life sciences industry and has held key business development and executive positions in a number of early and later stage companies including Diatos, Alydar Pharmaceuticals, Abgenix, and Athena Neurosciences. “Raptor has a unique technology designed for the potential delivery of therapies to the brain, an area with significant unmet medical needs,” said Dr. Sherman-Gold. “I am delighted to work with Raptor’s management on its business strategy to leverage Raptor’s technology and capabilities in partnerships with pharmaceutical and biotechnology companies, aimed at expanding the use of the company’s technology and accelerating its product development.”

Sam Teichman, M.D., Strategic and Medical Biotechnology Consultant. Dr. Teichman holds an M.D. from Columbia University and is board certified in Internal Medicine and Cardiology. Dr. Teichman has over 20 years of experience working on the clinical development of over 40 medical products and has held senior positions at ARYx Therapeutics, Genentech, Medco Research, Glycomed, and Mimetix. “I believe that Raptor’s programs holds great promise for the treatment of a number of important medical conditions” said Dr. Teichman. ”I look forward to helping select the most appropriate therapeutic targets and then moving rapidly towards clinical testing.”

More detailed information regarding Raptor’s Medical and Scientific Advisory Board and its members can be found at: www.raptorpharma.com.

About Raptor

Raptor Pharmaceuticals Corp. owns 100% of Raptor Pharmaceutical Inc., an early stage biotechnology research and development company which bioengineers novel drugs and drug-targeting platforms derived from the human receptor-associated protein (RAP) and related proteins.

FORWARD LOOKING STATEMENTS

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operation or future financial performance, including, but not limited to statements with respect to our ability to develop our drug product candidates and technologies to their full potential, RAP’s ability to deliver protein-based drugs to specific human tissues including the brain, our ability to consummate partnerships with pharmaceutical and biotechnology companies to accelerate our product development and our ability to commence clinical trials of our drug product candidates. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause our actual results to be materially different from these forward-looking statements. Factors which may significantly change or prevent our forward-looking statements from fruition include uncertainties regarding our technology and that of our competitors, the scientific community’s acceptance of and unforeseen scientific difficulties regarding our methods, our ability to retain and attract key employees, our ability to protect our intellectual property, our ability to develop any drug products for sale to the public and, if we do, whether such products will work as well and as safely as hoped and our ability to raise sufficient funds as needed. Certain of these risks, uncertainties, and other factors are described in greater detail in our filings from time to time with the Securities and Exchange Commission (“SEC”), which we strongly urge you to read and consider, including our Registration Statement on Form SB-2 that was declared effective on July 10, 2006, and our quarterly report on Form 10-QSB filed with the SEC on July 17, 2006, all of which are available free of charge on the SEC’s web site at http://www.sec.gov. Subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in our reports filed with the SEC. We expressly disclaim any intent or obligation to update any forward-looking statements.